as Filed With the Securities and Exchange Commission on February 3, 2004
                                                    Registration No. 333-_______
================================================================================

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                            ORDERPRO LOGISTICS, INC.
             (Exact name of Registrant as Specified in its charter)


      State of Nevada                                    86-0991130
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
incorporation or organization)

                       7400 North Oracle Road - Suite 372
                              Tucson, Arizona 85704
                    (Address of Principal Executive Offices)

          Non Statutory Stock Option Plan and Consulting Agreements
                            (Full Title of the Plan)

      Richard Windorski, CEO, 7400 North Oracle Road, Tucson, Arizona 85704
                     (Name and Address of Agent for Service)

                                  520-575-5745
          (Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

==================================================================================================
                                       Proposed maximum      Proposed maximum
 Title of securities   Amount to be     offering price      aggregate offering        Amount of
   to be registered     registered        Per share               price           registration fee
--------------------------------------------------------------------------------------------------
Common Stock           13,000,000 (1)      $0.21 (2)           $2,730,000              $280.01
==================================================================================================

 (1) Represents a) 7,300,000 shares to be issued pursuant to employment, consulting and professional service agreements for continued services by officers, attorneys, directors and consultants to Registrant, including services related to sales and marketing of the Company's products and services; and seeking joint ventures and potential acquisitions; all of the foregoing in furtherance of the Registrant's business; and b) 5,700,000 shares to be issued pursuant to the 2004 Incentive and Non Statutory Stock Option Plan.
(2) Pursuant to Rule 457[h], the maximum aggregate offering price (estimated solely for the purpose of calculating the registration fee based upon the average of the bid and asked price of the Registrant's Common Stock as of February 2, 2004.)
================================================================================

     Pursuant to General Instruction E to Form S-8, the contents of an earlier registration statement filed on this Form S-8, No. 333-105860, are hereby incorporated by reference. The Consulting Agreement filed therewith as Exhibit
4.1 is also incorporated by reference. That agreement is substantially similar to those between the Company and the following individuals for the amount of shares indicated. These individuals are involved in development of the businesses of the Company in the area of legal support. This registration statement includes 7.3 million shares for these agreements.

     Pursuant to General Instruction E to Form S-8, the contents of an earlier registration statement filed on this Form S-8, No. 333-107169, are hereby incorporated by reference. The Non Statutory Stock Option Plan therein is also incorporated by reference, with the only changes to the current registration statement being the dates therein. This registration statement includes 5.7 million shares for this plan.

     Attached hereto are the required Opinion of Counsel and Consent of Accountants

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tucson, State of Arizona, on February 3, 2004.

OrderPro Logistics, Inc.

By: /s/ Richard Windorski
   ------------------------
   Richard Windorski,
   Chairman and CEO